Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

Palo Alto, CA,—August 9, 2013 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $1.4 million, or $0.30 per share, for the second quarter ended June 30, 2013, compared with a net loss of $2.1 million, or $1.11 per share for the comparable period in 2012.

For the quarter ended June 30, 2013, total operating costs and expenses were $1.4 million, compared with $2.1 million in the 2012 second quarter. Operating expenses in the 2013 second quarter included stock-based compensation expense of approximately $83,000. Operating expenses were approximately 33% lower in the second quarter of 2013 compared with the same period in 2012, primarily due to lower headcount and related costs, lower corporate administrative costs and lower clinical development expenses.

For the six months ended June 30, 2013, Telik reported a net loss of $3.3 million, or $0.76 per share, compared with a net loss of $4.3 million, or $2.36 per share for the six months ended June 30, 2012. Total operating expenses for the first six months of 2013 were $3.3 million, compared with $4.3 million for the first six months of 2012. Operating expenses in the first six months of 2013 included approximately $223,000 in stock-based compensation expense. The reduction in operating expenses of approximately 23% in the first six months of 2013 compared with the same period in 2012 was primarily due to lower headcount and stock-based compensation expenses, lower clinical development and related costs, and lower corporate expenses.

Telik is focused on the clinical development of its lead product candidate, TELINTRA® for Myelodysplastic Syndrome (MDS) and other blood disorders. The company will have to raise additional capital or establish a corporate partnership to initiate a Phase 3 registration trial of TELINTRA, its lead product candidate, as well as to meet its cash requirements beyond the first quarter of 2014. At June 30, 2013, Telik had $4.4 million in cash, cash equivalents and investments, compared to $5.0 million at December 31, 2012. Although the company has been able to raise funds through its At Market Issuance Sales Agreement, there is no assurance Telik will be successful in obtaining additional funding in the future.

About Telik

Telik, Inc. of Palo Alto, CA is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating costs and expenses:
Research and development	$528	$932	$1,314	$1,921
General and administrative	859	1,123	2,019	2,412

Total operating costs and expenses	1,387	2,055	3,333	4,333

Loss from operations	(1,387)	(2,055)	(3,333)	(4,333)
Interest and other income (expense), net	1	3	10	4

Net loss	$(1,386)	$(2,052)	$(3,323)	$(4,329)

Basic and diluted net loss per share	$(0.30)	$(1.11)	$(0.76)	$(2.36)

Weighted average shares used to calculate basic and diluted net loss per share	4,560	1,849	4,380	1,832

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Cash, cash equivalents, investments and restricted investments	$4,412	$4,997
Total assets	$4,779	5,628
Stockholders’ equity	$3,532	3,062